Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Chief Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX REPORTS FIRST QUARTER 2015

FINANCIAL RESULTS

BERKELEY, CA – May 7, 2015 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the first quarter ended March 31, 2015.

The Company had $97.6 million in cash, cash equivalents and marketable securities as of March 31, 2015, compared to $122.7 million at December 31, 2014. Operating expenses of $27.1 million for the quarter ended March 31, 2015 increased by $2.4 million compared to the quarter ended December 31, 2014 primarily as a result of higher headcount and increased manufacturing expenses.

The net loss allocable to common stockholders for the quarter ended March 31, 2015 was $26.2 million, or $0.97 per basic and diluted share. The net loss allocable to common stockholders for the quarter ended December 31, 2014 was $22.3 million, or $0.85 per basic and diluted share.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidates are HEPLISAV-B™, a Phase 3 investigational adult hepatitis B vaccine and SD-101, an investigational cancer immunotherapeutic in several Phase 1/2 studies. For more information visit www.dynavax.com.

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Collaboration revenue	$471	$2,373
Grant revenue	148	1,125
Service and license revenue	8	-
Total revenues	627	3,498

Operating expenses:
Research and development	22,220	13,231
General and administrative	4,859	4,157
Unoccupied facility expense	-	77
Total operating expenses	27,079	17,465

Loss from operations	(26,452)	(13,967)

Interest income	27	65
Interest expense	(247)	-
Other income, net	455	62

Net loss	$(26,217)	$(13,840)

Basic and diluted net loss per share	$(0.97)	$(0.53)

Shares used to compute basic and diluted net loss per share	27,065	26,283

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Cash, cash equivalents and marketable securities	$97,594	$122,652
Property and equipment, net	7,528	7,924
Goodwill	2,032	2,277
Other assets	5,015	5,437
Total assets	$112,169	$138,290

Liabilities and stockholders’ equity
Deferred revenues	$12,293	$12,765
Other liabilities	15,890	15,484
Long-term debt	8,913	9,559
Total liabilities	37,096	37,808
Stockholders’ equity	75,073	100,482
Total liabilities and stockholders’ equity	$112,169	$138,290

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